 Exhibit 4(u)

SYNDICATED LOAN AGREEMENT

BORROWER:	ASE TECHNOLOGY HOLDING CO., LTD.

ARRANGERS:	BANK OF TAIWAN
MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD.
CITIBANK TAIWAN LTD.

AGENTS:	BANK OF TAIWAN
MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD.

AMOUNT:	NT$90 BILLION PRINCIPAL
DATE:	APRIL 30, 2018

CONTENTS

1.	Definitions.	1
2.	Facility.	5
2.1.	Commitment and Purpose.	5
2.2.	Term of Commitment, Availability Period and Repayment Schedule.	5
2.3.	Drawdown.	6
2.4.	Repayment, Reduction and Cancellation of Commitment.	6
3.	Loans.	8
3.1.	Loan Commitment.	8
3.2.	Drawdown.	8
4.	Interest, Fees, Payment Terms and Yield Guarantee.	10
4.1.	Commitment Fee.	10
4.2.	Loan Interest.	10
4.3.	Other Fees.	11
4.4.	Payment Terms and Default Interest.	12
4.5.	Cost Increase, Taxes and Change of Law.	13
4.6.	Repayment Sequence.	14
4.7.	Facility Records.	14
4.8.	Liability Limitation.	15
5.	Relationship Between the Parties.	15
5.1.	Several Obligations of the Banks.	15
5.2.	Joint and Several Claims of the Banks and the Agent.	15
5.3.	Risk Sharing.	16
6.	Conditions Precedent to Drawdown.	16
6.1.	Conditions Precedent to Drawdown.	16
6.2.	Other Conditions Precedent to Drawdown.	17
6.3.	Conditions Subsequent to Maintaining Commitment.	18
7.	Representations and Warranties of Borrower and Guarantor.	18
8.	Covenants by Borrower and Guarantor.	21
9.	Joint Guarantee.	28
10.	DEFAULT.	29
10.1.	Event of Default.	29
10.2.	Determination of Default.	31
10.3.	Consequences of Default.	31
11.	ARRANGERS, AGENT AND BANKS.	32
12.	SET-OFF.	36
13.	EXPENSES.	38
14.	NOTICES AND PAYMENTS.	38
15.	NON-WAIVER.	40
16.	Others.	40
17.	GOVERNING LAW.	44
18.	JURISDICTION.	44
19.	PLACE OF CONTRACT PERFORMANCE.	44
20.	EU BAIL-IN ACTIONS.	44

Syndicated Loan Agreement

This Syndicated Loan Agreement (this “Agreement”) is entered into by and among the following parties on April 30, 2018:

(1)	ASE Technology Holding Co., Ltd., a company organized and incorporated under the laws of the Republic of China (the “ROC”) (“Borrower”),

(2)	Advanced Semiconductor Engineering, Inc., a company organized and incorporated under the laws of the ROC, acting as joint guarantor (“Guarantor”),

(3)	Banks and financial institutions set out in Schedule I hereto (individually a “Bank”, and collectively the “Banks”),

(4)	Bank of Taiwan, Mega International Commercial Bank Co., Ltd. and Citibank Taiwan Ltd. and other banks listed under Item I of Exhibit I hereto, acting as lead arrangers of this syndicated loan to lead the Banks ( “Arrangers”), and

(5)	Bank of Taiwan (BOT) and Mega International Commercial Bank Co., Ltd. (Mega ICBC), acting as facility agents in connection with this syndicated loan and all related issues according to the provisions of this Agreement (“Agents”).

Whereas, to facilitate the Borrower’s payment of transaction price and related fees under the ASE-SPIL Joint Share Exchange (see definition below), the Borrower has requested the Arrangers to arrange, and the Banks to extend to the Borrower, an extended facility in an aggregate principal amount of NT$ 90,000,000,000 ( “Facility”).

Now, the Arrangers have arranged, and the Banks have agreed, according to the provisions of this Agreement, to extend to the Borrower the loan facility requested by the Borrower to the extent of their respective Commitment, therefore, the parties hereto agree as follows:

1.	Definitions.

Except as otherwise defined in this Agreement, the following terms shall have the meanings set forth below:

1)	“Total Commitment” shall mean the total amount of Commitments the Banks commit to provide to the Borrower under this Facility. Nonetheless, if there is any cancellation or reduction of any Commitment, the Total Commitment shall refer to the then actual total amount of Commitments the Banks commit to provide.

2)	“Commitment” shall mean, with respect to each Bank, the amount such Bank commits to provide to the Borrower, as shown in Schedule I hereto, as may be cancelled or reduced in accordance with the applicable provisions hereof.

3)	“Majority Banks” shall mean Banks whose then aggregate outstanding principal balance hereunder exceed 2/3 of the then aggregate principal balance of all the Banks under this Agreement or, if the Borrower has not drawn down any of the Commitments yet, Banks whose aggregate Commitments exceed 2/3 of the Total Commitment under this Agreement.

4)	“Commitment Ratio” shall mean, with respect to each Bank, the ratio of the Commitment undertaken by such Bank hereunder to the Total Commitment, in each case as shown om Schedule I hereto. Such ratio is subject to adjustment in accordance with applicable provisions of this Agreement upon further change of each Bank’s Commitment.

5)	“Loan Commitment” shall mean the commitment made by the Banks to advance Loans to the Borrower up to its respective Commitment in accordance with this Agreement.

6)	“Loan” shall mean the funds extended by each Bank up to its Commitment in accordance with this Agreement upon the drawdown request made by the Borrower.

7)	“Interest Period” shall mean the period commencing on the Drawdown Date and having a duration of one, two, three or six months and each period of one, two, three or six months thereafter; provided, that (i) the Interest Period commencing prior to any Repayment Date shall end on such Repayment Date, (ii) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and with respect to any overdue payment, the relevant Interest Period shall be determined by the Agent. The duration of each Interest Period shall be one, two, three or six months as elected by the Borrower by written notice (in the form and content as set forth in Exhibit I-A) to the Agent not later than the date falling three (3) Business Days prior to the first day of the relevant Interest Period or, failing such election, three months.

8)	“Reference Rate” shall mean the annual interest rate calculated based on the Taipei Interbank Offered Rate (“TAIBOR”) with a tenor equal to (or, if such tenor does not appear, the tenor which is the next longer tenor than) the tenor of such Interest Period as shown, in all cases, on Reuters, screen page TAIBOR at approximately 11:30 a.m. on the date falling two (2) Business Day prior to the first day of such Interest Period ( “Determination Date”); or if the TAIBOR is not available on the Determination Date, the Reference Rate shall be calculated based on the TAIBOR published on the Business Day immediately prior to the Determination Date. The Borrower and the Banks agree not to object the rate so determined by the Agent.

9)	“Margin” shall mean 0.55% per annum.

10)	“Interest Rate” shall mean the per annum interest rate which is the Reference Rate plus the Margin, provided that, if the Interest Rate so calculated is lower than 1.7% p.a. before business tax and stamp duty, the Interest Rate shall be determined as 1.7% (“Interest Rate Floor”). The business tax and stamp duty shall be added to the interest and be borne by the Borrower. The Interest Rate for the Loans, once determined, shall be fixed during the same Interest Period thereof and, notwithstanding any change of the Reference Rate, shall not change until the first day of the next succeeding Interest Period.

11)	“Business Day” shall mean a full-day banking business day in Taipei City and Kaohsiung City.

12)	“Interest Payment Date” shall mean each of the dates on which interest on the Loans under this Agreement are payable by the Borrower, i.e., the last day of each Interest Period, provided that, in case of a six-month Interest Period as selected by the Borrower, the Interest Payment Date shall be the last day of the third month and the last day of the Interest Period, i.e. the interest is paid every three months. If any Interest Payment Date is a non-business day, the Borrower shall pay the interest on the next Business Day, unless such succeeding Business Day falls in another calendar month, in which case the Borrower shall make the payment on the immediately preceding Business Day.

13)	“Drawdown Date” shall mean any date that the Borrower draws down any Commitment pursuant to this Agreement, which shall be a Business Day excluding any half-day Business Day; “Drawdown” shall mean the Borrower’s drawdown of any Commitment pursuant to this Agreement.

14)	“Availability Period” shall mean the period in which the Borrower may draw down the Commitments pursuant to this Agreement, i.e. one month after the execution of this Agreement; “Commitment Termination Date” shall mean the date of expiration of the Availability Period provided under this Agreement.

15)	“Default Rate” shall mean the per annum interest rate which is the applicable Reference Rate plus 2% upon the occurrence of any circumstance to which the Default Rate is applicable pursuant to this Agreement. The Borrower and the Banks agree not to object the rate so determined by the Agent. Such rate shall change accordingly if the Reference Rate changes.

16)	“Risk Sharing Ratio”, with respect to each Bank, shall mean the ratio of the outstanding principal extended by such Bank under this Facility to the total outstanding principal extended by the Banks under this Facility.

17)	“ASE-SPIL Joint Share Exchange” shall mean the joint share exchange transaction (“Share Exchange”) carried out pursuant to the joint share exchange agreement entered into between the Guarantor (Advanced Semiconductor Engineering, Inc.) and Siliconware Precision Industries Co. Ltd. (“SPIL”) on June 30, 2016, and the Supplemental Agreement of the Joint Share Exchange executed on December 14, 2017 (the supplemented joint share exchange agreement is hereinafter referred to as the “Joint Share Exchange Agreement”) .

18)	“Borrower Group” shall mean the Borrower and its current and future Subsidiaries.

19)	“Subsidiary” shall mean a local and/or offshore company with a paid-in capital of not less than NT$ 2,000,000,000 or equivalent thereof in any other currency that is at least 50% owned, directly and/or directly, by the Borrower.

20)	“Note” and “Note Authorization” shall have meanings set forth in Article 8.1 hereto.

21)	“Event of Default” shall mean any event as listed in Article 10.1 hereof; and “Prospective Event of Default” shall mean any event which with the giving of notice or passage of time or both would become an Event of Default.

22)	“FATCA” shall mean (i) Section 1471 through 1474 of the Foreign Account Tax Compliance Act and related provisions; (ii) relevant provisions established by competent authorities of different countries and treaties or tax agreements entered into by different countries with the United States in compliance with the provisions described in the preceding item (i); or (iii) related treaties or agreements with the U.S. government, the U.S. Internal Revenue Service, or other countries’ governments or competent authorities in compliance with the provisions described in the preceding items (i) and (ii).

23)	“FATCA Withholding” shall mean withholdings applicable to the payments under this Agreement in accordance with FATCA provisions.

24)	“FATCA Exempt Entity” shall mean any entity that is not subject to the FATCA Withholding requirements at the time of receiving any payment.

25)	“FATCA FFI” shall mean Foreign Financial Institution as defined in Section 1471(d)(4) of the Foreign Account Tax Compliance Act.

26)	“U.S. Taxpayer” shall mean (i) any legal or natural person that is a U.S. citizen for the purpose of the U.S. tax law, or (ii) any person whose source of payment is U.S. source of income as determined by the U.S. tax law.

2.	Facility.

2.1.	Commitment and Purpose.

This Facility is in Total Commitment of NT$90,000,000,000 of principal amount for the purposes of financing the Borrower’s transaction price and related fees in connection with the ASE-SPIL Joint Share Exchange.

2.2.	Term of Commitment, Availability Period and Repayment Schedule.

2.2.1.	The Facility has a five-year term, commencing on the Drawdown Date (if the day falling five years after the Drawdown Date is not a Business Day, the Facility shall expire on the preceding Business Day thereof); provided, that:

2.2.1.1.	The Commitment may only be drawn down prior to the expiration of the Availability Period. Any portion of the Commitment that have not been drawn down prior to the Commitment Termination Date shall be cancelled automatically and will not be available any more.

2.2.1.2.	This Facility is not revolving, and the Borrower may only make a one-time lump sum Drawdown of Commitment.

2.2.2.	The Borrower shall repay the aggregate principal of Loans actually drawn down (“Aggregate Principal”) in five installments, once per annum, starting from the date of expiration of the first year after the Drawdown Date (due date of first installment). The amount payable of each installment shall be: 10% of the Aggregate Principal for the first installment, 15% for the second and third installments, 20% for the fourth installment and 40% (or all remaining outstanding Aggregate Principal) for the fifth installment (each of such principal repayment date, a “Repayment Date”) ; If any Repayment Date does not fall on a Business Day, such repayment shall take place on the next preceding Business Day but the repayment schedule for the other installments shall not otherwise be affected, and all outstanding loan principal and interest thereon and other due payments shall be paid in full on the fifth (last) Repayment Date.

2.2.3.	The Borrower shall make all necessary payments on such Repayment Dates and in such ratios as scheduled hereunder to reduce, pro rata, the balance of the Loans.

2.2.4.	Except otherwise specified herein, with respect to each Bank’s Commitment to be reduced as a result of repayment by the Borrower under this Agreement, each such Commitment shall be reduced on a pro-rata basis in accordance with the Risk Sharing Ratio (i.e. the ratio of the outstanding principal extended by such Bank to the total outstanding loan principal). If it is technically impossible for each such Commitment to be reduced strictly in accordance with the Risk Sharing Ratio, the Agent may determine the actual reduction with respect to each Bank’s Commitment based on its reasonable judgment, and no objection from the Borrower or any Bank shall be made. The Borrower may not draw down any Commitment so reduced.

2.3.	Drawdown.

The Borrower shall effect the Drawdown pro-rata to the Commitment Ratio of each Bank; provided, that if it is technically impossible to have such Drawdown strictly in accordance with the Commitment Ratio, the Agent may determine the actual allocation amongst the Banks of such Drawdown amount based on its reasonable judgment, and no objection from the Borrower or any Bank shall be made.

2.4.	Repayment, Reduction and Cancellation of Commitment.

2.4.1.	The Commitment under this Agreement shall be repaid, reduced or cancelled in accordance with applicable provisions of this Agreement.

2.4.2.	Each Bank shall perform its Commitment and obligations under this Agreement to provide the Loan based on its Commitment Ratio; provided, that a Bank shall not be required to maintain or perform the Commitment under this Agreement if it discovers prior to performing such Commitment that the maintenance or performance of the same will result in its violation of laws or regulations, or if such Bank is precluded by other applicable laws or regulations from maintaining or performing such obligations under this Agreement (in which case, the Bank shall immediately notify the Borrower and the Agent). If a Bank discovers after performing its Commitment that its maintenance of the same constitutes or will constitute a violation of law or regulation on its part, such Bank shall immediately notify the Borrower and the Agent, and the Borrower shall then make repayment with respect to such Commitment or otherwise resolve to relieve such Bank of the relevant obligation(s) within five (5) Business Days of its receipt of the notice from such Bank (or a longer period permitted by laws and regulations for cure), and such Bank's Commitment shall immediately be cancelled or reduced to the extent permitted by laws and regulations. If the Bank is responsible for such violation of laws or regulations mentioned above, such Bank shall make other arrangements for the Borrower for substitute financing under terms comparable to those offered by this Agreement. In failing to do so, Such Bank shall reimburse the additional financing costs incurred by the Borrower in obtaining funds at an interest rate higher that that under this Facility, provided that, the Borrower shall provide relevant receipts or proofs of the claimed additional costs. If the above-mentioned violation of laws or regulations is not attributable to the Bank, such Bank shall negotiate with the Borrower and use reasonable efforts to, arrange for, or assist the Borrower in obtaining other financing to the extent permissible by laws and regulations; provided, that neither the Agent nor any such Bank shall guarantee that such other financing may be procured.

2.4.3.	Except otherwise specified herein, without prior written consent by the Banks and the Borrower, the Commitments under this Agreement may not be cancelled or paid off in advance.

2.4.4.	The Borrower may at any time, with not less than five (5) Business Days’ prior written notice, cancel the Commitments in whole or in part without premium or penalty; provided that:

2.4.4.1.	With respect to each such cancellation, the amount to be cancelled shall be in the minimum amount of NT$100,000,000, and any portion of such cancellation in excess of NT$100,000,000 shall be in multiples of NT$50,000,000 ; and

2.4.4.2.	Cancellation may only be made with respect to the undrawn portion of the Commitments.

2.4.5.	Any Commitment, once cancelled according to this Agreement, may not be drawn down again. Following any cancellation, each Bank’s Commitment shall be reduced pro rata based on its corresponding Commitment Ratio. If it is technically impossible for each Bank’s Commitment to be reduced in accordance with such ratio, the Agent may determine the allocation of such reduction of Commitments amongst the Banks based on its reasonable judgment, and no objection from the Borrower or any of the Banks shall be made.

2.4.6.	Except otherwise specified herein, the Borrower may at any time, with not less than five (5) Business Days’ prior written notice, prepay its outstanding Loans in whole or in part without premium or penalty; provided that:

2.4.6.1.	With respect to each such prepayment, the amount to be paid shall be in the minimum amount of NT$100,000,000, and any portion of such prepayment in excess of NT$100,000,000 shall be in multiples of NT$50,000,000, unless the entire outstanding balance of the Borrower’s Loans is less than NT$100,000,000, or the portion of the Borrower’s outstanding Loans in excess of NT$100,000,000 is not a multiple of NT$50,000,000, in which case the Borrower must prepay the entire outstanding balance of its Loans; and

2.4.6.2.	Prepayment may only be made on an Interest Payment Date, no matter how many days in advance a notice is given.

2.4.6.3.	All sums (principal, interest or fee) payable in connection with the portion of Loans to be repaid shall be paid in full upon such prepayment.

If the Borrower makes any prepayment in violation of the above, the Borrower shall indemnify the Banks for and against any and all losses related to interest spread, if any, arising therefrom (the Banks making such claims shall provide written description of calculation signed by the Banks’ respective authorized representatives).

2.4.7.	Any Commitment, once prepaid, may not be drawn down again. Following each prepayment, each Bank’s Commitment shall be reduced pro rata based on the ratio of each Bank's outstanding loan principal to the Borrower to the sum of all the Banks' outstanding loan principal to the Borrower. If it is technically impossible for each Bank’s Commitment to be reduced in accordance with the aforesaid ratio, the Agent may determine the allocation of such reduction of Commitment amongst the Banks based on its reasonable judgment, and no objection from the Borrower or any of the Banks shall be made.

2.4.8.	The Borrower shall effect the Prepayment pro-rata to the ratio of Loans to be paid in each installment, i.e. the scheduled Repayment Dates for each installment will not change, while the ratio of Loans to be paid each time will be reduced pro rata.

3.	Loans.

3.1.	Loan Commitment.

3.1.1.	Subject to the Borrower having complied with the conditions precedent set out in this Agreement, the Borrower may, prior to the Commitment Termination Date and up to the Total Commitment, draw down the Loans pursuant to this Agreement. Each Drawdown shall be effected pro-rata to the Commitment Ratio of each Bank.

3.1.2.	The Commitment must be drawn down within the Availability Period in lump-sum way (not revolving) according to this Agreement, and will be extended in NT Dollars.

3.1.3.	Each Bank agrees to advance the Loan to the Borrower pursuant to the terms and conditions of this Agreement.

3.2.	Drawdown.

3.2.1.	Subject to the Borrower having fully complied with or performed the conditions precedent to Drawdown as set out in this Agreement, the Borrower may, at any time, with at least two (2) Business Days’ prior written notice to the Agent in the form of Exhibit I hereto ("Drawdown Request"), request a Drawdown in accordance with the terms and conditions hereunder. Each Bank shall, upon such request and to the extent of its respective Commitment, make such Loan to the Borrower in accordance with its Commitment Ratio; provided, that its obligation to make such Loan is subject to the condition that none of the following circumstances shall have occurred prior to such request for Drawdown: (a) such Drawdown will cause the total Loans outstanding hereunder to exceed the total available Commitments; (b) the Drawdown will cause the Loan outstanding with respect to any Bank hereunder to exceed its then available Commitment or to exceed its Commitment Ratio; (c) the Drawdown Date will be later than the Commitment Termination Date; or (d) the Drawdown otherwise does not comply with the terms and conditions of this Agreement.

3.2.2.	Provided that the conditions described above have been met with respect to the requested Drawdown, the Agent shall immediately accept the Drawdown Request on behalf of the Banks. The Drawdown Request, once accepted by the Agent, shall be irrevocable and binding on the Borrower and the Banks. Following the acceptance of such Drawdown Request, if the Borrower is unable to maintain or satisfy the conditions precedent to Drawdown as specified in Article 6 hereof, resulting in the Banks unable to advance in whole or in part the requested Drawdown, the Borrower shall, at the demand of the Agent, reimburse the Banks for all reasonable and necessary expenses and direct losses (the Banks making such claims shall provide relevant calculation description, proofs or receipts) in connection therewith.

3.2.3.	Upon its receipt by fax of a Drawdown Request from the Borrower, the Agent shall notify each Bank in writing (in form of Exhibit I-B hereto) before 12:00 noon Taipei time on the succeeding Business Day, stating the date on which each Bank is to make available its Loan and the amount to be advanced by each Bank in accordance with its respective Commitment Ratio. Each Bank shall, pursuant to such notice and this Agreement, make available such Loan in immediately available funds not later than 11:00 a.m. Taipei time on the Drawdown Date as specified in the Drawdown Request to the Agent or to the account designated by the Agent by wire transfer. Unless notified by any Bank prior to the Drawdown Date that such Bank is unable to make the Loan, the Agent may assume that each Bank is capable of advancing payment pursuant to this Agreement and, on the basis of such assumption, may (but is not obligated to) timely make available the funds to the Borrower.

Notwithstanding the above, the Agent is under no obligation to make available or advance any sum to the Borrower on behalf of the Banks unless and until the Agent actually receives the funds made available by the Banks pursuant to this Agreement. If the Agent makes available to the Borrower the funds required under the Agreement to be advanced by any Bank, but such Bank fails to actually make available to the Agent such funds, the Borrower shall at any time, upon the Agent’s demand, refund such funds to the Agent together with interest thereon, which shall be calculated based on the floating overnight rates the Agent bears for obtaining such funds on a daily basis for the period from the Drawdown Date to the date the Agent actually receives the refunds (the Agent shall provide the Borrower with receipts or proofs of any such interest payment).

3.2.4	Failure by any Bank to make available its Loan pursuant to this Agreement shall not relieve other Banks of their obligations to make Loans pursuant to this Agreement and shall not relieve the Borrower of its obligations under this Agreement. The other Banks or the Agent shall not be liable for the failure of any Bank to make the required Loan. Any Bank which fails to make such Loan shall reimburse and indemnify the Borrower for and against (a) any and all overnight interest paid to the Agent and (b) any loss or additional funding cost incurred by the Borrower in obtaining funds at an interest rate higher that that under this Facility (subject to relevant supporting documents or evidence presented by the Borrower to substantiate its claim).

4.	Interest, Fees, Payment Terms and Yield Guarantee.

4.1.	Commitment Fee.

No Commitment fee is payable in respect of this Facility.

4.2.	Loan Interest.

4.2.1.	The Borrower shall pay interest on the principal of Loans extended by the Banks at the Interest Rates applicable to each Interest Period, calculated on the basis of a 365-day year and the actual number of days elapsed, on such Interest Payment Dates as scheduled in this Agreement. The principal of Loans shall be repaid in installments, and the total amount of principal and all payable interest must be paid off at the maturity of the Loans. Except otherwise specified herein, with respect to each Loan, the applicable Interest Rate for each Interest Period, once determined, shall be fixed and shall not change during the same Interest Period, notwithstanding any change of the Reference Rate.

4.2.2.	The Agent shall calculate interest periodically and notify the Borrower such interest. The Borrower shall make such interest payments to the Agent in immediately available funds in the same currency of the Loans (i.e. NT Dollars) on each Interest Payment Date, for distribution by the Agent to the Banks in accordance with this Agreement.

4.2.3.	The business tax and stamp duty arising out of the above interest payments shall be grossed up and borne by the Borrower.

4.2.4.	The Borrower acknowledges that, the business tax rate is set at 5% as of July 1, 2014 for banks, therefore the business tax to be borne and paid by the Borrower in connection with this Agreement is calculated at a rate of 5%. In the event the business tax rate changes, the changed rate will apply; however, the Borrower will still be liable to pay taxes on any provision for bad debt in connection with the Loans (if any).

4.2.5.	(a) In the event that, prior to any Interest Period, (i) the Agent is unable to fix a Reference Rate (TAIBOR), or (ii) the Majority Banks give written notice to the Agent, claiming that the TAIBOR cannot reflect their real cost of funds or that the Majority Banks are no longer be able to benefit from the Margin by using the interest calculation method set forth in this Agreement, and provide evidence for the claim regarding their cost of funds, the Agent shall immediately notify the Borrower and the Banks about such claim. Upon such notice, the Agent shall negotiate with the Borrower in good faith taking into consideration of the Banks’ claim to determine an alternative interest rate agreed by both the Borrower and the Banks. If the Borrower reaches agreement with the Agent (on behalf of the Banks) regarding the alternative interest rate within thirty (30) days after the notice given by the Agent (“Negotiation Period”), such agreed alternative interest rate shall apply to (and only to) the then current Interest Period from the first day of such Interest Period. If the Borrower only reaches agreement with several (but not all) Banks regarding the loan interest within the Negotiation Period, the Borrower may give notice to the Agent prior to the expiration of the Negotiation Period, and prepay the Loans advanced by the Banks with which no agreement is reached in full (not partially), while reaching agreements with the other Banks.

(b) With respect to the Banks with which no agreement on the alternative interest rate could be reached, the Borrower shall prepay the Loans advanced by such Banks in full (not partially) within ten (10) Business Days after the expiration of the Negotiation Period, and the corresponding Commitments shall be cancelled without any premium or compensation. The applicable interest rate on the prepaid amount of the Loans under this Article 4.2.5 shall be calculated based on the cost of funds indicated by the Banks to the Agent plus a Margin of 0.55%, provided, that the Banks shall provide reasonable evidence for such costs. Upon any prepayment under this Article 4.2.5, the Commitment Ratios of the Banks shall be adjusted accordingly.

(c) The provision of Article 2.4.6 shall not apply to the prepayment conducted in accordance with this Article 4.2.5.

4.3.	Other Fees.

The Borrower shall pay the Arrangers and the Agent fees for the Arrangers' organization of the Banks and the Agent’s management of affairs pertaining to this Agreement. The terms and conditions of such payment will be separately agreed upon in writing between the Borrower and the Arrangers/Agent.

4.4.	Payment Terms and Default Interest.

4.4.1.	The Borrower/Guarantor shall pay to such location or account designated by the Agent all sums (such as principal, interests or fees) required to pay by this Agreement or related documents, in immediately available funds and in NT Dollars before 12:00 noon Taipei time on the maturity or due date in accordance with applicable provisions of this Agreement. Any calculated interest rate or fee rate under this Agreement shall be rounded to four decimal places with rounding up if the fifth decimal place is 5 or more, and any amount of interest or fee shall be rounded to the nearest whole NT Dollar.

4.4.2.	If the Borrower/Guarantor makes any payment in a currency other that the currency specified herein, such repayment shall not be deemed effectively made under this Agreement, and the Borrower/Guarantor will still be subject to relevant repayment obligation and exchange risk, unless all of the amount paid has been converted into the currency specified herein and paid to the account or location designated by the Agent. The Borrower/Guarantor shall timely obtain all necessary approvals (including foreign exchange approvals) for each payment required under this Agreement, and shall not excuse itself from complying with applicable provisions of this Agreement on the pretext of failing to obtain any approval.

4.4.3.	Unless otherwise specified herein, any sum payable hereunder may be paid on the next Business Day if the due date thereof is not a Business Day, unless such Business Day falls in another calendar month, in which case the payment shall be made on the Business Day immediately preceding the due day.

4.4.4.	If any of the payments required under this Agreement is not paid when due, the Borrower/Guarantor shall immediate cure such nonpayment pursuant to the Agreement, and pay interests thereon to the Banks and/or the Agent at the Default Rate (on floating rate basis), calculated on the basis of a 365-day year and the actual number of days elapsed, for the period from the due date to the date of actual receipt by the Banks and/or the Agent of such payment. If any such nonpayment pertains to interest payments, a penalty equal to 5% of the overdue nonpayment shall be levied for the first 6 months, and a penalty equal to 10% of the overdue amount shall be levied if such nonpayment remains outstanding for more than six months.

4.4.5.	Except otherwise specified herein, all payments to the Banks from the Borrower/Guarantor under this Agreement shall be paid to the Agent for distribution to the Banks in accordance with this Agreement. Payments not so made will not relieve the Borrower/Guarantor of its obligations hereunder. Save for payments payable solely to the Arrangers or the Agent, the Agent shall, upon receipt from the Borrower of payments due to the Banks, distribute and forward such payments to each Bank for repayment. Each Bank, the Arrangers and the Agent shall issue and deliver receipts directly to the Borrower/Guarantor for payment received.

4.4.6.	Except otherwise specified herein, the Banks shall transfer any payment in connection with this Agreement to the Agent immediately upon receipt of such payment from the Borrower/Guarantor, for the Agent to process in accordance with Article 4.6 or other applicable provisions of this Agreement.

4.5.	Cost Increase, Taxes and Change of Law.

4.5.1.	In the event of a change in law or regulation or relevant interpretation by any competent authority thereof, or a request by relevant authority, which result in: (a) the Banks having to pay taxes for transactions hereunder, or a change in the rate or bases of the taxes payable by the Borrower to the Banks pursuant to this Agreement (except for changes in the mandatory tax rate imposed on the net income of the Banks by the ROC government or government authorities of jurisdictions in which the Banks are incorporated), (b) an increase or change in application of any reserve, special deposit or similar regulations with respect to the Facility, or (c) an increase in the costs for the Banks to perform or maintain Commitments hereunder, or a decrease in the amounts otherwise receivable by the Banks under this Agreement, the Borrower shall, upon demand of the Banks, pay such additional sums to the Agent for further distribution to the Banks as indemnity for the increase in costs or decease in revenue to the Banks. The impact of the above change of law shall be determined based upon the relevant documentary evidence so presented by the affected Banks.

4.5.2.	The Borrower/Gurantor shall neither make any withholdings or deductions on any payment which is payable under this Agreement, nor offset any payment payable by it against its indebtedness with any Bank. If the Borrower/Guarantor shall be required by law to make any such withholding or deduction from any payment under this Agreement, the sum payable by the Borrower/Guarnator shall be increased so that after all required withholdings or deductions, (including additional withholdings or deductions in response to the increase in the sum paid hereunder), the Banks, the Agent and/or the Arrangers will receive an amount equal to the sum they would have received had no such withholdings or deductions been made, and the Borrower/Guarantor shall provide the original (or copy certified by the Borrower) of the evidence for such payment to the Banks, the Agent and/or the Arrangers within thirty (30) days after such payment.

4.5.3.	Unless otherwise expressly provided by this Agreement, any and all present and future taxes and fees payable or arising in connection with this Agreement or this Facility shall be borne by the Borrower. If any Bank or the Agent pays such taxes on the Borrower’s behalf, the Borrower shall reimburse such amount upon demand, otherwise, the Borrower shall also pay interest at the Default Rate (on floating rate basis) on such sums for the period from the date such Bank or the Agent makes such payment to the date the Borrower actually makes such reimbursement in full.

4.6.	Repayment Sequence.

4.6.1.	All sums received by the Agent under this Agreement and all other related documents shall be applied in the following order of priority:

4.6.1.a	first, to all expenses and fees payable to or incurred by the Agent under this Agreement, the Note and all other related documents, and which are not reimbursed or paid by the Borrower or any Bank (including the agency fee payable to the Agent);

4.6.1.b	then to all outstanding fees and interests (including penalties or default interests payable at the Default Rate) payable by the Borrower to the Agent and the Banks under this Agreement; and

4.6.1.c	then to the distributions by the Agent to each Bank pursuant to the provisions of this Agreement (or in the absence of an express agreement, at the discretion of the Agent), in accordance with the ratio of each Bank's outstanding Loan under the Facility to the sum of all the Banks' outstanding Loans under the Facility (the “Risk Sharing Ratio”).

4.6.2.	Unless otherwise provided for in this Agreement, the Agent shall forward to the Banks all sums received from the Borrower/Guarantor and payable to the Banks, upon its actual receipt of such sums, for the Banks to apply towards the indebtedness due from the Borrower to the Banks in the order of priority prescribed by this Agreement or laws and regulations. In the event that the sums actually received by the Agent are insufficient to pay all sums in a specific category to the relevant Banks in the same order of priority, the Agent shall distribute such sums to each Bank on a pro-rata basis in accordance with the Risk Sharing Ratio.

4.7.	Facility Records.

The Agent shall maintain records relevant to the Facility and shall document the Drawdowns of the Commitment by the Borrower and the payments made by the Borrower to each Bank. Details of the outstanding sums due from the Borrower under this Agreement shall be evidenced by such records, unless the Borrower can present specific evidence of manifest errors in such records. The Borrower/Guarantor further agrees to issue such new negotiable instruments or certificate of claims to the Agent according to the Agent’s records if any negotiable instrument or certificate of claims provided by the Borrower/Guarantor to the Agent pursuant to the Agreement is lost, damaged or destroyed, and the Borrower/Guarantor shall at all times unconditionally cooperate with the Agent in the event the Agent is required by laws or regulations to report loss and/or proceed with other relevant formalities due to the loss, damage or destruction of any negotiable instrument or other certificate of claims, provided that, the Agent shall bear the costs for such formalities if the loss, damage or destruction is attributable to the Agent. In respect of the Agent’s payment to each Bank, so long as the fund is remitted by the Agent to the bank account designated by each Bank in accordance with this Agreement, the Agent shall have no further obligation with respect to such payment.

4.8.	Liability Limitation.

Notwithstanding any provision herein, absent willful misconduct or gross negligence, no Bank or any of its employees or affiliates shall be liable to the Borrower/Guarantor under this Agreement; and under no circumstances would any of them be liable for any indirect damages, loss of profit or punitive damages.

5.	Relationship Between the Parties.

5.1.	Several Obligations of the Banks.

The obligations of the Banks under this Agreement are separate and independent. Each Bank shall perform its own Commitment to extend the Loans in accordance with this Agreement. No action or inaction on the part of any Bank will result in any right or obligation on the part of another Bank. The Banks are not jointly liable with one another for the obligations under this Agreement.

5.2.	Joint and Several Claims of the Banks and the Agent.

5.2.1.a.	The Borrower and the Banks agree that, all rights and claims of the Banks and the Agent under this Agreement and the related documents against the Borrower are joint and several claims under Article 283 of the ROC Civil Code. Each of the Banks and the Agent are entitled by law to claim performance in whole or in part of the above rights and claims against the Borrower.

5.2.2.b.	If any Bank or the Agent assigns the aforesaid creditor’s rights in accordance with Article 16.5 hereof, all rights to claim payments and fees against the Borrower assigned to the assignee, and all rights and claims of the other Banks and the Agent under this Facility are joint and several claims under Article 283 of the ROC Civil Code as well. Each Bank is entitled to claim performance in whole or in part of the other Banks’ rights and claims against the Borrower.

5.3.	Risk Sharing.

Each of the Banks acknowledges and agrees that, all rights and claims of the Banks against the Borrower under this Agreement are joint and several claims, while each of the Banks shall, pursuant to this Agreement, share the losses and risks under this Facility, in accordance with the Risk Sharing Ratio and other provisions of this Agreement.

6.	Conditions Precedent to Drawdown.

6.1.	Conditions Precedent to Drawdown.

The Borrower’s Drawdown of the Facility under this Agreement is subject to the conditions precedent that, at least three Business Days (at 6:00 pm) prior to the requested date for such Drawdown, the Agent shall have received all of the following documents in form and substance satisfactory to the Agent (in this regard, photocopies presented must have been certified by the document provider as true, accurate and complete copies):

6.1.1.	Evidence, including, without limitation, resolutions and minutes of board of directors' meetings, that the Borrower/Guarantor has completed all necessary internal corporate acts and is duly authorized to enter into, deliver and perform the this Agreement, the Note, the Note Authorization and other related documents, as well as evidence that the person(s) signing this Agreement, the Note, the Note Authorization and other related documents on behalf of the Borrower/Guarantor have been duly authorized by the Borrower/ Guarantor;

6.1.2.	Copies of the corporate documents of the Borrower and the Guarantor, including the effective Articles of Incorporation, company registration card (including roster of directors and supervisors), procedures for extending loans and procedures for endorsement and guarantee;

6.1.3.	Copy of the Joint Share Exchange Agreement entered into by and between the Guarantor and SPIL (including the supplemental agreement thereto);

6.1.4.	With respect to the ASE-SPIL Joint Share Exchange,

6.1.4.a.	Evidence that all necessary merger approvals (or evidence that such merger is not prohibited) by competent authorities of the ROC, the United States, Korea, German and mainland China have been obtained in accordance with applicable laws (such evidencing documents shall be issued by the Borrower in format and content acceptable to the Agent, and be accompanied by written confirmation/certification of the aforesaid issues made by the lawyer engaged by the Borrower for the ASE-SPIL Joint Share Exchange), and

6.1.4.b.	Evidence that all conditions precedent to the Share Exchange have been satisfied, or with respect to any unsatisfied condition that is waived by relevant party, evidence that such waiver does not have any adverse impact on the share exchange transaction.

6.1.5.	Evidence that the Borrower/Guarantor has opened the deposit account required under this Facility in the form indicated by the Agent (“Account”);

6.1.6.	(a) Evidence that the Borrower has obtained all necessary funds to support the ASE-SPIL Joint Share Exchange (including details of sources and uses of funds necessary for conducting the ASE-SPIL Joint Share Exchange other than the funds available under this Facility (“Self-raised Funds”)); and

(b) Evidence that the Self-raised Funds paid in cash have been deposited in the Account opened by the Borrower/Guarantor in the bank designated by the Agent in full before 3:00 pm on the Business Day immediately preceding the Drawdown Date (the Agent will transfer such funds, together with the funds extended under this Facility to the payment account designated by the stock transfer agent of SPIL (i.e. the CTBC Bank) for the ASE-SPIL Joint Share Exchange);

6.1.7.	The Note and the Note Authorization jointly signed by the Borrower and the Guarantor in accordance with this Agreement;

6.1.8.	A positive legal opinion issued by the legal counsel retained by the Banks in connection with this Facility;

6.1.9.	The Drawdown Request submitted by the Borrower in accordance with this Agreement; and

6.1.10.	Other documents or evidence reasonably required by the Agent.

6.2.	Other Conditions Precedent to Drawdown.

With respect to the Drawdown by the Borrower, the obligations of the Banks to perform their Commitments pursuant to this Agreement are subject to the following conditions precedent:

6.2.1.	The Drawdown is made with in the Availability Period, and the amount drawn down does not exceed the available Commitments under this Agreement.

6.2.2.	As of the Drawdown Date, (a) no Event of Default or Prospective Event of Default (e.g. actual default to be cured within a cure period) has occurred, (b) all representations and warranties made by the Borrower and the Guarantor in this Agreement are still true and accurate, (c) all fees and other payments to be paid by the Borrower to the Banks in accordance with this Agreement have been fulfilled in full, (d) no circumstance that entitles the Banks to suspend this Facility exists, and (e) there is no material adverse change in domestic and international financial and security markets and political and economic situations that impedes the extension of funds by the Majority Banks.

6.3.	Conditions Subsequent to Maintaining Commitment.

The obligations of the Banks to keep their Commitments effective are subject to the receipt within five (5) Business Days by the Agent of the evidence that the share exchange and all relevant formalities have been completed in accordance with the Joint Share Exchange Agreement and relevant announcements made by the Guarantor and SPIL, and all amounts payable in connection with the Share Exchange have been paid off (including relevant payment certificates provided by the stock transfer agents of the Guarantor and SPIL (including their stock transfer agent in Taiwan and depository institution in the United States) with respect to the share exchange price processed by such agents).

7.	Representations and Warranties of Borrower and Guarantor.

The Borrower and the Guarantor hereby represent and warrant as follows:

7.1.	The Borrower and the Guarantor are duly incorporated and legally existing companies under the laws of the ROC with all lawful power and authority to own their assets and conduct their businesses. The Borrower is a public company listed on the Taiwan Stock Exchange (TWSE); the Guarantor is not a TWSE-listed company.

7.2.	The Borrower and the Guarantor have obtained all necessary authorizations in accordance with all their internal procedures to effect the Loans set forth in this Agreement as for the Borrower and the joint guarantee for the Loans hereunder as for the Guarantor, and to execute, deliver and perform this Agreement and all other documents relevant to this Agreement.

7.3.	(a) The execution, delivery and performance by the Borrower and the Guarantor of this Agreement and all other relevant documents will not violate any law or regulation, their articles of incorporation, procedures for endorsement and guarantee or other internal rules and guidelines, nor have material adverse effect on the obligations of the Borrower and the Guarantor under any other contract, and will not result in any breach by the Borrower and the Guarantor under any other contract.

(b) The Guarantor has completed all necessary procedures for providing guarantee for the Loans under this Agreement in accordance with applicable laws and regulations, its articles of incorporation and procedures for endorsement and guarantee, and is able to provide guarantee in the amount required under this Facility to the Borrower.

7.4.	This Agreement and all other relevant documents each constitutes legal, valid and binding obligations of the Borrower and the Guarantor.

7.5.	(a) The Borrower and the Guarantor have obtained all necessary authorizations in accordance with all their internal procedures to effect the ASE-SPIL Joint Share Exchange in accordance with the Joint Share Exchange Agreement and relevant announcement made by the Guarantor.

(b) The Borrower and the Guarantor have obtained all necessary approvals and permits (include, but not limited to merger approvals or evidence that such merger is not prohibited given by domestic and foreign competent authorities such as authorities of the ROC, the United States, Korea, German and mainland China) in accordance with applicable laws. Such approvals and permits are still in effect. Besides the approvals and permits that are already obtained, no other approvals or permits are required to be obtained from relevant governments or competent authorities by the Borrower and the Guarantor with respect to the ASE-SPIL Joint Share Exchange.

(c) The ASE-SPIL Joint Share Exchange conducted by the Borrower and the Guarantor will not violate any law or regulation; all procedures relating thereto are in compliance with applicable legal requirements. The Share Exchange has no material adverse effect on the obligations of the Borrower and the Guarantor under any other contract, and will not result in any breach by the Borrower and the Guarantor under any other contract.

7.6.	The Borrower and the Guarantor have procured all approvals, permits, licenses required for the operation of their current businesses pursuant to applicable laws and regulations, and such approvals, permits, licenses all continue to be in force and effect and nothing has occurred which may result in a revocation or cancellation of the above approvals, permits, licenses by the competent authority.

7.7.	The Borrower and the Guarantor have sufficient capital and operation ability to conduct their businesses and the ASE-SPIL Joint Share Exchange, with reasonably assessed value of assets higher than their total liabilities and are capable of repaying all liabilities and performing all of their obligations at the maturity of this Facility.

7.8.	All statements and information in connection with the Borrower, the Guarantor, major shareholders of the Borrower and the ASE-SPIL Joint Share Exchange as contained in the information statement furnished by the Borrower and the Guarantor to the Arrangers with respect to the Facility (a copy of which was forwarded by the Arrangers to each Bank) are true and accurate, without omission of any material facts regarding the Borrower, the Guarantor or this Facility; provided, that the Borrower and the Guarantor’s financial projections and explanations, investment plan, current market condition and prospects and all relevant opinions, are made on the basis of facts as understood by the Borrower and the Guarantor and in reasonable judgment of the Borrower and the Guarantor.

7.9.	Except as disclosed in writing to the Arrangers and the Banks prior to the execution hereof, there is no litigious or non-litigious proceeding, arbitration, enforcement, or administrative dispute proceeding involving the Borrower or the Guarantor which (a) is reasonably expected to have or will have a material adverse effect on the financial business operation or prospect of the Borrower, the Guarantor, Subsidiaries of the Borrower or the Borrower Group as a whole, or (b) may impair the exercise or performance of any rights or obligations by the Borrower and the Guarantor under this Agreement.

7.10.	(a) No Event of Default on the part of the Borrower/Guarantor has occurred under this Agreement, nor the Facility will result in an Event of Default or Prospective Event of Default, (b) the Borrower or the Guarantor is not in default of any other contract where such default may affect this Facility, and (c) there is no other event which may have a material adverse effect on this Facility or the business, financial and operational conditions, assets or prospect of the Borrower, the Guarantor, Subsidiaries of the Borrower or the Borrower Group.

7.11.	There is no petition by or against the Borrower or the Guarantor for windup, dissolution and liquidation, bankruptcy, reconciliation under bankruptcy law, corporate reorganization, suspension from stock trading (in respect of the Borrower), bail-in situation, debt negotiation or other similar legal proceeding;

7.12.	Unless otherwise disclosed by the Borrower and the Guarantor in the financial statements furnished to the Agent, or otherwise disclosed by the Borrower and the Guarantor to the Banks and the Agent in writing prior to the execution of this Agreement, the claims of each Bank against the Borrower and the Guarantor under this Agreement rank at least pari passu in priority of payment with all claims of any other person against the Borrower and the Guarantor (except for claims mandatorily preferred by law).

7.13.	The audited financial statements of the Guarantor as at December 31, 2017 are correct in all material respects and have been prepared in accordance with guidelines for the preparation of financial reports by securities issuers and international financial reporting standards, international accounting standards, interpretation and interpretation announcements accepted by Financial Supervision Committee (T-IFRS) and fairly present the financial condition and operations of the Guarantor as of the date thereof and for the period then ended. Except for those which have been otherwise disclosed to the Banks and the Agent in writing, there are no direct, indirect, or contingent material liabilities of the Guarantor as of the date of such financial statements that are not reflected therein or in the footnotes thereto. Since the date of such financial statements, there has been no material adverse change in the financial, business and operational conditions of the Guarantor and other entities consolidated in such financial statements as a whole.

7.14.	The pro forma consolidated financial statements of the Borrower as at December 31, 2017, which are issued/verified by the Borrower’s accountant for use in the application for listing of stocks by the Borrower are complete and accurate in all aspects, and are prepared in accordance with the T-IFRS, and fairly present the pro forma financial conditions as at and for the period ended on the date of such financial statements, and that there are no direct, indirect, or contingent material liabilities of the Borrower that are not reflected therein or in the footnotes thereto.

7.15.	All written information delivered to the Agent, the Arrangers and the Banks pursuant to this Agreement are true, complete and correct; and at such time the written information was so delivered there were no material mistake or omission which may negatively impact the Arrangers, the Agent, or the Banks.

7.16.	Neither the Borrower nor the Guarantor is terrorist or terrorist organization targeted or investigated by any economic sanction programs, local or foreign government authorities or international anti-money laundering organizations.

7.17.	The representations and warranties of the Borrower and the Guarantor made in this Agreement and other related documents will be true, accurate and complete throughout the term of this Facility.

8.	Covenants by Borrower and Guarantor.

In addition to other undertakings made under this Agreement, the Borrower and the Guarantor undertake and agree that, as of the date of this Agreement and until such time that all of their liabilities and obligations under this Agreement and all other relevant documents have been fully discharged and performed, they shall duly perform the following obligations:

8.1.	After execution of this Agreement and prior to the Drawdown, the Borrower and the Guarantor shall jointly issue and deliver to the Agent a Note in an amount of the Total Commitment payable to the Agent (in the form and substance of Exhibit II hereto, the “Note”) and an authorization for exercising the Note (in the form and substance of Exhibit III hereto, the “Note Authorization”). The Borrower and the Guarantor hereby unconditionally and irrevocably authorize the Agent, subject to occurrence of an Event of Default, to insert the maturity date, interest rate (being the Default Rate) and the commencement date of the interest period of such Note in accordance with relevant provisions of this Agreement and to exercise all rights under the Note. The Borrower and the Guarantor shall issue and deliver to the Agent another Note identical in all substantive respects with the existing Note to replace the existing Note on a regular basis (every two years) as required by the Agent, or issue and deliver renewed Note and Note Authorization in the event of any resignation or replacement of the Agent as required by the succeeding Agent save that the face amount may be reduced in accordance with the then effective amount of Commitments (upon issue of new Note, the original Note shall be returned to the Borrower). The Agent and the Banks agree that the Note and the Note Authorization held by the Agent shall be immediately and unconditionally returned to the Borrower upon complete discharge of the Borrower’s obligations hereunder.

8.2.	The Borrower and the Guarantor shall at all times: (a) maintain the existence, nature of business and scope of business of their companies, and maintain all approvals, licenses and permits necessary for the conduct of their businesses and operations and for the timely performance of this Agreement; (b) conduct business in a regular manner; (c) comply with all laws, regulations and requirements issued by all government authorities with jurisdiction over such matters (including without limitation to those relating to trading of securities, environment, pollution or waste disposal); (d) comply with all terms of approvals/permits granted and conditions added thereto (if any) by competent authorities of all relevant countries with respect to the ASE-SPIL Joint Share Exchange; (e) keep and maintain proper books and records; and (f) pay all taxes, assessments and governmental charges or levies imposed upon them, their incomes or properties; provided, that slight non-conformance with no material adverse effect on the Borrower or the Guarantor’s operation as a whole or their ability to perform this Agreement shall not be deemed a breach of this Article 8.2,

8.3.	The Borrower and the Guarantor shall ensure at all times that the Agent’s and the Banks’ claims against the Borrower and the Guarantor under this Agreement shall rank at least pari passu in priority of payment with all unsecured claims of any other person against the Borrower and the Guarantor (except for those preferred by operation of law).

8.4.	In the event of any of the following, the Borrower/Guarantor shall promptly notify the Agent in writing thereof and inform the Agent the measures that they have adopted: (a) any substantive or material change to the Borrower/Guarantor’s business operation, (b) any material change to the major shareholders, directors, supervisors (excluding replacement of proxies appointed by corporate shareholders), major management (general manager (inclusive) and above), financial conditions or major assets of the Borrower/Guarantor; (c) occurrence of any Event of Default or Prospective Event of Default; or (d) occurrence of any other event which could affect this Facility, the Borrower/Guarantor’s creditworthiness or ability to perform.

8.5.	During the term of this Facility and until such time that the Borrower has completely discharged all its liabilities under this Agreement, the Borrower and the Guarantor shall not, without prior written consent of the Majority Banks (which consent shall not be unreasonably withheld):

(a)	sell, lease, transfer or otherwise dispose of their assets or income in amounts equal to 20% or more of their then total assets, whether in a single transaction or on an aggregate basis (calculated based on the latest verified/reviewed consolidated financial statements provided by the Borrower/Guarantor), except for (i) those disposals prior to the date of this Agreement which have been disclosed to the Banks in written form, and (ii) asset transfers or disposals between the Borrower and any member of the Borrower Group under regular commercial terms in line with the market situation (including restructuring by the Borrower of shares held by it in Subsidiaries within the Borrower Group).

(b)	make any material change to the scope or nature of their businesses;

(c)	conduct any transaction which is not at arms length basis;

(d)	create, incur, increase or suffer or permit to exist any security interest or encumbrances in favor of any third party on any of its currently exiting and/or future assets or income, except for (i) those established with financial institutions which are existing and have been disclosed to the Agent and the Banks in writing prior to the date hereof, and (ii) those required during the ordinary course of business with respect to their assets;

(e)	provide loans to any other parties, except for those provided in accordance with their articles of incorporation or other internal rules governing the extension of loans;

(f)	assume direct or indirect liabilities for others’ debts by providing guarantee, endorsement or otherwise, except for those provided in accordance with the procedures for endorsement and guarantee and in compliance with their relevant rules; or

(g)	enter into liquidation or dissolution.

8.6.	During the term of this Facility, and until such time that the Borrower has completely discharged all its liabilities under this Agreement, the Borrower/Guarantor shall not, without prior written consent of the Majority Banks, (a) enter into any merger with others or otherwise undertake consolidation, merger and acquisition (including without limitation to share exchange or swap), (b) effect any spin-off or capital reduction (excluding cancellation of repurchased treasury stocks), or (c) commencing from the date hereof, make any investment (total investment made by the Borrower and the Guarnator) in any other companies in an accumulative aggregate amount of more than NT$20,000,000,000 or 20% of the net worth of the Borrower (based on the Borrower’s latest financial statements) at the time of making such investment (whichever is higher) or equivalent thereof; provided, that no Majority Banks consent shall be required for the following:

(i)	investment by the Borrower in any Subsidiary existing prior to the date hereof;

(ii)	entering into a merger under which the Borrower is the surviving entity;

(iii)	merger or consolidation between the Borrower and its Subsidiary(ies) within the Borrower Group;

(iv)	effecting a spin-off under which the assignee of the assets is a Subsidiary and would not cause a violation to Section 8.5 (a) hererof;

(v)	acquiring assets form any company other than a Subsidiary of the Borrower in ordinary course of business; or

(vi)	possessing any financial assets held for trading for investment purposes;

so long as any of the above shall not cause any material adverse impact on the Borrower/Guarantor’s business operation, financial condition or ability to perform hereunder.

8.7.	As of the record date of the share exchange under the ASE-SPIL Joint Share Exchange:

8.7.a.	The Borrower shall maintain its 100% shareholding in the Guarantor and SPIL respectively at all times, except that any holders of the fourth overseas convertible corporate bonds recently issued by SPIL (“SPIL Overseas Convertible Bonds”) convert their bonds to SPIL’s stocks after the record date of the share exchange under the ASE-SPIL Joint Share Exchange, in which case, the Borrower shall purchase such SPIL’s stocks immediately upon their conversion, and hold 100% equity interest of SPIL at least as of the maturity of the SPIL Overseas Convertible Bonds (October 31, 2019) or such later date agreed by the Agent; and

8.7.b.	If SPIL submit any proposal for approval by its shareholders’ meeting according to Article 185 of the Companies Act regarding any sale, transfer, lease, lend, trust or any other disposal of its assets or income in amounts equal to 20% or more of its then total assets, whether in a single transaction or on an aggregate basis (calculated based on the latest audited/reviewed consolidated financial statements of SPIL), unless previously approved by the Majority Banks, the Borrower shall not wave its voting rights or act in favor of such proposal in no matter what form in the shareholders’ meeting, except for (i) those disposals prior to the date of this Agreement which have been disclosed to the Banks in written form, and (ii) asset transfers or disposals between SPIL and any member of the Borrower Group under regular commercial terms in line with the market situation.

8.8.	The Borrower and the Guarantor shall from time to time upon request by the Agent provide information, records and documents in respect of this Agreement or related agreements and their ability to perform the same, to the extent it does not interfere with the normal operations of the Borrower/Guarantor, and shall permit the representatives or agents of the Agent to enter the premises of the Borrower/Guarantor to review (or make copies or extracts of) the various accounts, records or documents that are relevant to the Borrower/Guarantor’s ability to perform under this Agreement or other related agreements. To the extent deemed to be necessary by the Majority Banks, the Agent may retain outside persons to conduct such inspection provided that such persons shall be subject to confidentiality obligations.

8.9.	(a) Within 45 days after the end of each second fiscal quarter of the Borrower and the Guarantor, the Borrower and the Guarantor shall provide to the Agent and the Banks with copies of their half-year reports, prepared and reviewed on consolidated basis, including therein the balance sheet, income statement and cash flow statement. Each of such reports shall reviewed by a creditable independent public accounting firm in accordance with applicable generally accepted audit standards.

(b) Within 90 calendar days after the end of each fiscal year of the Borrower the Guarantor, the Borrower and the Guarantor shall separately provide to the Agent and the Banks with copies of their annual report (including footnotes) for such year, including therein the consolidated balance sheet, statement of income, statement of cash flow and statement of changes in shareholders' equity as of the end of such fiscal year. Each of such audited reports shall be prepared and certified by a creditable independent public accounting firm in accordance with applicable generally accepted audit standards.

(c) Each of the second-quarter and annual financial statements provided by the Borrower to the Agent in accordance with the above shall be accompanied by a compliance certificate (in the form of Exhibit IV hereto), which must be signed and confirmed by the Borrower.

(d) At the request of the Agent from time to time, the Borrower shall provide all relevant information relating to the finance, business, operation, major shareholder structure and assets of the Borrower to the Agent. Upon providing the various financial statements, the Borrower shall provide both original and electronic copies of such financial statements, so that the Agent may distribute an electronic copy to each Bank (without distributing original copies separately). The Borrower and the Guarantor hereby authorize the Agent to provide each Bank with the various financial statements and information provided by them.

(e) The Borrower and the Guarantor shall ensure that the contents of the financial statements prepared by them are in compliance with the laws of the ROC and generally accepted accounting principles, and that the substantive contents of the documents and information provided to the Agent are true, correct and complete in all material respects.

8.10.	The Borrower shall, during the term of this Facility and until such time that the Borrower has completely discharged all of its liabilities under this Agreement, maintain the following financial ratios (to be tested semi-annually as of the end of 2018 based on the audited consolidated second-quarter and annual financial statements prepared in accordance with this Agreement):

(a)	Its current ratio (i.e. ratio of current assets to current liabilities) shall not be less than 100%.

(b)	Its debt ratio (i.e. ratio of total liabilities to net worth) shall not exceed 180% in the years of 2018 and 2019, and shall not exceed 160% after 2020.

(c)	Its interest coverage ratio (i.e. (pre-tax income + interest expense + depreciation + amortization)/interest expense) shall not be less than 280%.

(d)	Its net worth shall not be less than NT$90,000,000,000.

For the purposes of the calculation above,

i.	“net worth” shall mean total capital amount represented by shareholders’ equity (including minority shareholders’ equity).

ii.	“total liabilities” shall mean total debts including contingent liabilities.

iii.	“contingent liabilities” shall mean the outstanding obligations in respect of endorsements/guarantees provided by the borrower.

In addition, unless otherwise expressly specified herein, all accounting terms used herein shall be defined in accordance with the roc generally accepted accounting principles.

8.11.	The Borrower and the Guarantor shall keep their general properties and businesses insured with financially sound and reputable insurance companies acceptable to the Agent in the manner and with such coverage and amount to the extent customary for companies of a size comparable to it engaging in businesses of a like character.

8.12.	All proceeds of the Loans under this Facility shall be used for the purposes as specified in this Agreement and shall not be used for any other purpose; provided, that neither the Agent nor the Banks shall have any obligation to monitor the Borrower’s actual application thereof.

8.13.	As of the date of this Agreement, no advance or similar debt is owed by the Borrower to any of its shareholder. If any shareholder provides an advance or other shareholder’s loan to the Borrower thereafter, (a) the interest rate applied to such shareholder’s loan shall not be higher than the Interest Rate hereof, (b) the Borrower shall not repay any portion of such shareholder’s loan unless and until all of its liabilities under this Agreement have been released, and (c) the Borrower shall ensure that the repayment claim under this Facility are preferred to the claim under such shareholder’s loan, and shall sign and submit a subordination agreement (in the form and content as set forth in Exhibit V)

8.14.	The Borrower and the Guarantor do not enjoy any exemption under law with respect to this Facility, and hereby agree to waive the same with respect to any issue in connection with this Facility if they are entitled to any of such right in the future due to any reason.

8.15.	The Borrower and the Guarantor shall ensure that the Borrower, the Guarantor and their Subsidiaries act in compliance with all laws and regulations enacted by applicable government authorities of the ROC (including without limitation, the Ministry of Economic Affairs), and all applicable rules and requirements made by different countries or international organizations against money laundering, sanction violation, terrorism, bribery and corruption. If the Borrower is aware of any violation thereof or any action, investigation or proceeding relating to any violation of the above mentioned rules, the Borrower shall immediately notify the Agent who will provide such information to each Bank, except for any circumstances otherwise specified by law.

8.16.	The Borrower shall keep its stocks listed and regularly traded on the Taiwan Stock Exchange at all times, except for trade suspension no longer than 14 days in accordance with applicable laws and rules due to material information.

8.17.	All representations and warranties made by the Borrower in this Agreement shall remain correct, true and complete throughout the term hereof.

9.	Joint Guarantee.

The Guarantor hereby unconditionally and irrevocably agrees to provide joint guarantee to the Borrower, assuming joint and several liabilities for the Borrower’s debts under this Agreement and fees incurred by the Agent and the Banks in exercising or preserving their rights under this Agreement (for the purpose of this Article 9, such debts and fees are collectively referred to as the “Liabilities”). To the maximum extent permitted by applicable laws, the Guarantor agrees, represents and confirms as follows:

9.1.	If the Borrower fails to repay any Liabilities on due date, upon notice by the Agent, the Guarantor shall immediately deposit to the account designated by the Agent an amount equal to the Liabilities payable under the guarantee, plus applicable interest calculated based on the Default Rate for a period from the due date of the default amount to the date of actual repayment of such amount and corresponding default penalty; The amount to be paid by the Guarantor shall be subject to evidence provided by the Banks with respect to the unpaid due Liabilities of the Borrower.

9.2.	The Guarantor hereby agrees to (a) exempt the Agent and the Banks from the obligations of preparing any pretest, reminder or any other notice with respect to the notes, and (b) waive the benefit of discussion, so that the Agent and the Banks do not need to first claim against the Borrower or securities provided under the facility agreement or other documents. The Guarantor represents that it is not a guarantor in the capacity of director, supervisor or other representative of the Borrower, therefore, Article 753-1 of the Civil Code does not apply to the obligations of the Guarantor under this Agreement.

9.3.	The obligation of joint guarantee hereunder shall not be released or affected in any way for any reason whatsoever (including without limitation, with respect to the borrower, bankruptcy, reconciliation under bankruptcy law, reorganization, liquidation, wind up or other legal proceedings), unless and until the Liabilities have been paid off by the Borrower or the Guarantor.

9.4.	The Guarantor shall not claim against the Borrower for any Liabilities it repaid on behalf of the Borrower or enforce any right or security under the guarantee provided herein before the paying off of the Liabilities under this Facility; the Guarantor agrees that, in any case, its claim against the Borrower shall be subordinated to the claims of the Agent and the Banks against the Borrower.

9.5.	These guarantee provisions shall have binding effect on the Guarantor and its successors and assignees, provided, that the Guarantor shall not transfer its obligations hereunder to others in any way without the consent by all of the Banks.

9.6.	The Guarantor shall, upon request by the Agent or any Bank, immediately pay all expenses (including without limitation, attorney’s fee) reasonably incurred by the Agent or the Banks in exercising, enforcing or preserving their rights and interests under this Agreement (including these guarantee provisions).

10.	DEFAULT.

10.1.	Event of Default.

The occurrence of any of the following shall constitute an Event of Default under this Agreement:

(1)	The Borrower fails to make any payment, when due, of principal or interest under this Agreement or make any other payment due to any Bank, any Arranger or the Agent under this Agreement or any other related agreement (regardless of whether or not such payment becomes due by acceleration or otherwise).

(2)	The Borrower or the Guarantor fails to perform or violate any condition, covenant, undertaking or obligation towards any Bank, any Arranger or the Agent stipulated under this Agreement, or performance of any such condition, undertaking, covenant or obligation hereunder shall become invalid or illegal, and such default is not cured within 14 days after the occurrence thereof.

(3)	(i) The Borrower, the Guarantor or any Subsidiary, whether as a primary obligor or a guarantor, fails to make timely payment of any sums under any other agreement (with any Bank, any Arranger, the Agent or any third party); or (ii) the occurrence of any event which accelerates or permits acceleration of the maturity of any debt obligations of the Borrower, the Guarantor or any Subsidiary with any such creditors in an accumulated amount of NT$350,000,000 or more.

(4)	Any representation or warranty made by the Borrower or Guarantor under this Agreement is found to be false or untrue when made or is reasonably deemed by the Majority Banks as having become false or untrue.

(5)	The Borrower, the Guarantor or any Subsidiary ceases doing business as an ongoing concern; admits in writing its inability to pay its debts as they become due; files a petition in bankruptcy (or has any such petition filed against it); be adjudicated bankrupt or insolvent; files a petition (or has any such petition filed against it) seeking any reorganization, composition, liquidation, dissolution, delisting of shares of stock, suspension of trading or similar arrangement under any statute, law or regulation for the relief of debts; files an answer admitting the material allegations of a petition filed against it in any such proceeding; and cause material adverse changes to its financial conditions.

(6)	The Borrower fails to maintain any of the financial ratios stipulated in Article 8.10 hereof, or fails to maintain regular trading of its stock on the Taiwan Stock Exchange.

(7)	The Borrower, the Guarantor or any Subsidiary fails to pay any tax in accordance with applicable laws and regulation, causing material impact on it business operation or financial condition, except if the Borrower, the Guarantor or such Subsidiary has filed a petition therefor in accordance with applicable laws and regulations.

(8)	The Borrower, the Guarantor or any Subsidiary incurring rejected checks due to insufficient deposit or being rejected by the clearing house in such matters that, could adversely affect the Borrower's, the Guarantor's or any Subsidiary's ability to perform hereunder.

(9)	The revocation or expiration of any government consent, licenses or approval required in connection with the operations of the Borrower, the Guarantor or any Subsidiary which could adversely affect the Borrower's, the Guarantor's or any Subsidiary's ability to perform hereunder.

(10)	Any agreement, conversant, undertaking or obligation of the Borrower hereunder becomes invalid or unenforceable which could adversely affect its ability to perform hereunder.

(11)	Any government or governmental authority nationalize, take custody or control over or otherwise expropriate all or a substantial part of the property or assets of the Borrower, the Guarantor or any Subsidiary which, in the reasonable judgment of the Majority Banks, will cause material adverse impact on the operation of the Borrower, the Guarantor or any Subsidiary.

(12)	Any attachment, compulsory execution, disposal restriction or similar legal process shall be initiated against any assets of the Borrower, the Guarantor or any Subsidiary, which will cause material impact on its business operation of financial condition and is not discharged within 14 days upon occurrence thereof.

(13)	The Borrower, the Guarantor or any Subsidiary fails to pay any fine relating to adverse judgments rendered against the Borrower, the Guarantor or any Subsidiary.

(14)	The Borrower, the Guarantor or any Subsidiary becomes subject to any material adverse litigation, arbitration, or other disputes, or is subject to any ruling or order issued by the court or competent authority which could adversely affect the Borrower's, the Guarantor's or any Subsidiary's ability to perform hereunder.

(15)	The occurrence of a material adverse change in the Borrower's, Guarantor's, or the Subsidiary's business operations, financial condition or ability to perform or any material adverse change in the major shareholding or assets structure of the Borrower or the Guarantor, which in the professional judgment of the Majority Banks, gives reasonable grounds to believe that the Borrower’s or the Guarantor’s ability to perform the obligations hereunder or under any related agreement would be affected.

10.2.	Determination of Default.

In the event of any dispute between the Banks and the Borrower or amongst the individual Banks, as to whether an Event of Default has occurred, any disputing party may request the Agent in writing to seek clarification from the Banks and obtain the determination of the Majority Banks.

10.3.	Consequences of Default.

10.3.1.	Where an Event of Default has occurred, should the Majority Banks decide to take actions and so instruct the Agent in writing, the Agent shall, upon the instruction of the Majority Banks, (a) by written notice to the Borrower, declare the entire unpaid principal amount of all the outstanding Loans, all unpaid interest, fees and all other sums payable hereunder to be immediately due and payable, whereupon the Borrower shall immediately repay such amounts (“Acceleration of Maturity”); and/or (b) present the Note to the Borrower or the Guarantor and request payment; and/or (c) request the payment of Guarantor for joint and several liability; and/or (d) take all such other actions as may be permitted by law or contract. Demand, protest or notice of any kind, other than the notice specifically required by this article, are hereby waived by the Borrower or the Guarantor to the extent permitted by law.

10.3.2.	Where an Event of Default occurs, the Borrower shall also make payment of interest (on a floating rate basis) to the Banks and/or the Agent in respect of any amounts due and outstanding, calculated from the date that such amounts becomes due until such time that the amounts are actually paid (such payments do not affect other compensation the Banks or the Agent may have right to); and if any Bank and/or the Agent incur any other costs or direct losses as a result of such default, the Borrower shall also indemnify such Bank and/or Agent for and against such costs or losses (such Bank or Agent shall provide relevant evidence). Unless otherwise provided herein, the Borrower or the Guarantor shall not be liable to the Bank or its employees or affiliates for any indirect damages, loss of profit or punitive damages.

10.3.3.	The costs and expenses incurred by the Agent in relation to the exercise of the various rights and actions taken pursuant to the Agreement shall be shared by the Banks on a pro-rata basis (by the Risk Sharing Ratio), except where such costs have been paid by the Borrower or the Guarantor. If the Borrower or the Guarantor fails to pay such costs or expenses, the Agent is not obliged to make such payments, and may require the Banks to advance such payments in accordance with the Risk Sharing Ratio.

11.	ARRANGERS, AGENT AND BANKS.

11.1.	Each Bank hereby appoints the BOT and Mega ICBC to act as agents hereunder (BOT to act as Agent since the signing date of this Agreement and automatically change to Mega ICBC upon the third anniversary of the payment this Commitment) and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and any other agreements and instruments referred to herein and therein. In performing its functions and duties hereunder, the Agent shall act solely on behalf of the Banks and not in the capacity as trustee of the Banks or the Borrower or in the capacity as agent of the Borrower. The Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement; (b) shall not be responsible to the Banks for any failure by the Borrowers, the Guarantor or any other person to perform any of its obligations under this Agreement or any other document referred to herein; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be required to take any action that the Agent deems in good faith to be contrary to any applicable law. The Agent may employ agents, consultants and accountants and shall not be responsible for the negligence or misconduct of any such person selected by the Agent in good faith save for its gross negligence or willful misconduct in such selection.

11.2.	Each Bank acknowledges and agrees that it shall independently assess, inspect and be responsible for the credit worthiness or records of both the Borrower and the Guarantor, and other relevant information. Relevant risks applicable to each Bank as a result of making available the Loans shall be independently borne by such Bank. The Agent and the Arrangers do not make any representations or warranties regarding, and shall not be responsible for, the credit worthiness, ability to perform of the Borrower and the Guarantor or any other matters relating to this Agreement.

11.3.	The Agent may not take any action that is contrary to the written instructions of the Majority Banks, and shall take the legal actions in accordance with this Agreement, based on the written instructions of the Majority Banks. Except as instructed in writing by Majority Banks, the Agent may refuse to take any actions. The Agent may, but is not obligated to, seek approval of the Majority Banks for actions taken by it pursuant to the Agreement. Absent willful misconduct or gross negligence, the Agent shall not be responsible in any way to any Bank in respect of actions taken in accordance with the written instructions of the Majority Banks, or actions subsequently approved by the Majority Banks. Unless the Majority Banks have issued a written instruction to the Agent to take a specific action, the Agent shall not be held responsible in any way for failing to take such action. Irrespective of any other provisions to the contrary in this Agreement, the Agent may refuse to take any action on behalf of the Banks if the legitimacy of the instructions from the Banks are in doubt or until it has received confirmation that it will be satisfactorily reimbursed for the related costs. In addition, except for exercising the set-off right hereunder, no Bank may take any action individually without the written consent of the Majority Banks, nor take any action or make any omission that would conflict or be inconsistent with the decisions of the Majority Banks (decisions made by the Majority Banks pursuant to relevant provisions of this Agreement shall be binding on all of the Banks).

11.4.	The Agent shall handle matters relating to this Agreement in accordance with the provisions of this Agreement, and shall handle matters relating to the Commitment and exercise the rights under this Agreement in accordance with relevant provisions of this Agreement. In handling such matters, the Agent shall act in accordance with the provisions of this Agreement and/or the written instructions of the Majority Banks, and may (but is not obliged to) exercise the same degree of care as if it were handling facilities granted by the Agent alone.

11.5.	In respect of documents submitted to the Agent by the Borrower or the Guarantor in accordance with this Agreement, the Agent shall verify the signatures and chops in accordance with normal procedures, but is not required to further examine the contents or any other aspect of such documents. In executing matters in relation to this Agreement, the Agent may rely on the validity, authenticity and correctness of the signatures and contents of relevant documents received and may rely on the advice received from its legal counsel. The Agent shall not be liable for any actions taken based on such reliance. In addition, in making remittances to the Banks, the Agent may rely upon the correctness of the addresses and remittance accounts stipulated in respect of each Bank in Schedule A of this Agreement (or such modifications subsequently notified in writing).

11.6.	In handling matters relating to the Commitments (such as advance, repayment, reduction, etc.), the Agent shall allocate the Commitments in accordance with the proportions stipulated in this Agreement; provided, that where actual calculations do not permit allocation to be made in such a manner/ratio, the Agent may use its reasonable judgment in making the allocation, and no Bank shall raise any objection thereto.

11.7.	Unless otherwise stipulated in this Agreement, communications by the Agent in relation to this Agreement may be carried out by fax, and the Agent may rely upon the authenticity and correctness of the contents of the faxed documents it receives. The Agent shall not be responsible in any way for the disruption or delay of any transmissions or receptions of communication (by telephone, fax or courier) or for any defect, error or consequences in the transmission or reception process, except where such is caused by the willful misconduct or gross negligence of the Agent.

11.8.	Upon receiving any notices from the Borrower or the Guarantor, the Agent shall notify each of the Banks. Except for notices, reports, financial statements and other documents required to be delivered by the Agent to each of the Banks under this Agreement, the Agent is not obliged to provide the Banks with any other information in its possession concerning the credit record, general business and financial status of the Borrower.

11.9.	During the term of this Agreement, the Agent, the Arrangers or any of the Banks may enter into other transactions unrelated to the Facility with the Borrower in capacities other than as the Agent, an Arranger or a Bank. Such transactions shall not be affected by this Agreement.

11.10.	(a) BOT will act as Agent since the signing date of this Agreement and automatically change to Mega ICBC upon the third anniversary of the payment of Commitment; the two banks shall cooperate with each other to handle the transition and hand over the workload (including but not limiting to documents re-issuance, handover and filing) to ensure the performance of this agreement will not be affected.

(b) The Agent may notify the Borrower and each of the Banks in writing at any time that it shall resign from the position of the Agent. The Majority Banks are also entitled to replace the Agent at any time. Upon the resignation or replacement of an Agent, the Majority Banks are entitled to elect a new Agent. If within 60 days after the resignation of the Agent or the replacement of the Agent by the Majority Banks, the Majority Banks fails to elect a new Agent or the newly elected Agent does not agree to take the office, the original resigning Agent may select a Bank as its successor if the selected Bank agrees to take the office. The successor shall assume this agreement by written confirmation. The resigning Agent may continue to collect any sums falling due but uncollected during the period of its office and this provision shall remain applicable to any acts taken by the resigning Agent prior to its duties being terminated.

(c) The resignation of Agent stipulated in 11.10(b) shall not in any way affect the automatic change of Agent stipulated in 11.10(a).

(d) Upon replacement of Agent in accordance with the above 11.10 (a) and (b), the Parties to this Agreement shall renew or amend documents in connection with this Facility to the extent necessary as required by the succeeding Agent.

(e) For the purpose of this agreement, the Agent shall mean the Bank then acting as the agent hereunder.

11.11.	All the payments received by the Agent from the Borrower or the Guarantor for the common interest of the Banks and payments from the Banks to be distributed to the Borrower, shall after being applied for payment of various fees and expenses in accordance with this Agreement, be distributed or allocated in accordance with this Agreement (for payments to be distributed amongst the Banks, the distribution shall be made in accordance with the Risk Sharing Ratio), and shall deliver such payments to each Bank by the Business Day following actual receipt thereof. The Agent’s obligation to distribute the said payments shall be limited to the amounts that it actually receives, and the Agent is not obliged to advance any amounts therefor. The Agent may assume that the relevant persons with obligation to pay will make the relevant payments to the Agent in accordance with the Agreement, and may (but is not obliged to) distribute or pay such amounts to each of the Banks on the basis of such assumption and in the aforementioned manner. However, where the Agent relies on such assumption in making the payment, but subsequently finds that it has not actually received the relevant payment, the Bank or the Borrower which receives the said amount from the Agent shall refund the payment immediately upon receiving the notice from the Agent, and shall pay interest to the Agent from the date that it receives the payment and until the date that refund is actually made to the Agent, calculated at the PIBC overnight Rate in accordance to Article 3.2.3

11.12.	Unless the Agent has received the notice from any Bank or the Borrower and the Guarantor concerning the occurrence of an Event of Default, which notice expressly states that it is a “notice of Event of Default”, the Agent shall not be deemed to have known or has been informed as to the occurrence of an Event of Default. Upon receiving the said notice, the Agent shall notify each of the Banks as soon as possible.

11.13.	Any damage, if any, caused to the Borrower or the Guarantor as a result of any act or omission to act of a Bank shall be the responsibility of that relevant Bank, and the Arrangers, the Agent or any other Banks shall not be responsible therefor.

11.14.	In the event of any damage or loss to the Agent or a Bank in the course of performance of this Agreement by the Borrower or the Guarantor or their agent or employee, as a result of causes attributable to the Borrower, the Guarantor or its agent or employee, the Borrower or the Guarantor shall be liable for full indemnification against such damage or loss.

11.15.	Unless otherwise provided hereunder, in respect of their performance hereunder, neither the Agent nor its agents or employees shall be held liable in whatever respect to the Banks except for those as a result of its willful misconduct or gross negligence.

11.16.	Each Bank agrees that before all the claims hereunder are fully settled, even if an Event of Default has occurred, the Agent still has the right to collect management fee according to its original agreement with the Borrower.

12.	SET-OFF.

12.1.	In the event that the Borrower/Guarantor fails to perform its obligations under this Agreement or any other relevant agreement in connection with the Facility, each of the Banks and the Agent, in addition to exercising the various rights of claim under this Agreement, shall also be entitled to (but are not obliged to) offset any sums in accounts (irrespective of whether such sum is of the same currency and, in case of different currencies, such Bank or the Agent may convert same to the same currency as the Borrower/Guarantor’s obligations hereunder) held by the Borrower/Guarantor at the said Banks or the Agent (including their headquarters and all branches) and all claims of the Borrower/Guarantor against the Bank or the Agent, against the obligations of the Borrower/Guarantor to the Banks and/or the Agent under this Agreement (the Borrowers further agrees that such accounts or other claims shall be deemed to mature automatically upon such time that the offset is exercised by the relevant Bank or the Agent). Where an account held by the Borrower/Guarantor is a time deposit account, the relevant Bank or the Agent may directly terminate the time deposit account agreement prematurely and offset funds in the said account against the obligations under this Agreement, notwithstanding that the deposit term has not expired; where such an account is a checking account, the Borrower/Guarantor agrees that an announcement by the Banks of the acceleration of the obligations under this Facility shall be a condition for termination of the checking account agreements and upon such announcement, the checking account agreement shall cease to be effective, and the Banks or the Agent may directly exercise its right of offset and notify the Borrower/Guarantor thereof. To the greatest extent permitted by law, the exercise of such setoff right shall be deemed to take effect at the time that such offset is recorded on the books of the relevant Bank. Where the offset amount is insufficient to satisfy the full amount of the outstanding obligations of the Borrower/Guarantor hereunder, the Borrower/Guarantor shall remain liable for repaying the insufficiency thereof.

12.2.	In order to maintain the pro-rata repayments to each Bank, where any payments received by a Bank in respect of the Facility (whether as a result of voluntary or involuntary offset or otherwise) exceeds the pro-rata amount due to that Bank in accordance with this Agreement, such Bank shall (a) forward such sums to the Agent for distribution to all Banks in accordance with this Agreement or (b) if necessary and to the extent required by law, purchase from the other Banks a right of claim equivalent to the amount of the excess, so that such Bank may, in substance, share with the other Banks the proceeds of the additional repayment. However, if the benefiting Bank is subsequently required to return all or part of such repayment, the aforementioned purchase of claim shall be unwind immediately, and the consideration paid for such purchase shall also be refunded without interest. The Borrower further agrees that the Banks may exercise all rights (including the right of offset), in the same manner as for other rights hereunder, in respect of the claims so purchased.

12.3.	If any other creditor of the Borrower/Guarantor effects a compulsory execution against any account of the Borrower/Guarantor with a Bank or the Agent, and the executing court issues an attachment order, collection order, or transfer order to the Bank or the Agent in respect of such account, the said Bank or the Agent shall be entitled to declare that the Borrower/Guarantor’s obligations under this Agreement in an amount equal to the amount of such deposit (the higher amount) to be subject to compulsory execution shall become due and payable immediately, and to offset same against such deposit in the account.

13.	EXPENSES.

13.1.	All reasonable legal costs and other costs and expenses incurred by the Arrangers in arranging for the Banks and preparing this Agreement, or any other related documents, as well as costs and expenses to be incurred for any subsequent amendments or modification to this Agreement, shall be borne by the Borrower.

13.2.	All reasonable fees and legal costs incurred by a Bank and/or the Agent arising from occurrence of an Event of Default in exercising the rights under this Agreement and other relevant agreements, shall be borne by the Borrower.

13.3.	If the Borrower fails to pay the costs and expenses in accordance with this Agreement, the Agent has no obligation to advance same and may require each of the Banks to advance same in accordance with the Risk Sharing Ratio (or if the Borrower has not yet made any Drawdown at such time, in accordance with the Commitment Ratio), and the Agent may take the relevant action only upon receipt of such payments in full from the Banks. If the Agent has advanced such payment, the Banks shall reimburse the Agent immediately upon demand, and if any Bank fails to make such reimbursement timely, the Agent may directly deduct such payment against sums to be paid to the Banks under this Agreement. The Banks reimbursement obligations hereunder shall not be affected by any assignment of such Bank’s right or obligation hereunder, and to the extent such payment is not paid, the assignee bank shall assume same accordingly.

13.4.	Neither the Banks, the Arrangers nor the Agent is obliged to advance any payment(s) on behalf of the Borrower. However, if a Bank, an Arranger or the Agent has done so, the Borrower shall reimburse them for same immediately upon demand, failing which interest at the Default Rate (on a floating rate basis) shall be payable on such payment commencing from the date of advance by the Bank(s), the Arranger(s) or the Agent until such reimbursement is actually made by the Borrower.

14.	NOTICES AND PAYMENTS.

14.1.	Notices made under this Agreement shall be made in writing (by letter, fax or email) in accordance with relevant provisions of this Agreement; in addition: (a) notices made to the Borrower, the Guarantor or the Agent shall be delivered to the address, fax number or email address set out below in this Agreement (or such other address, fax number or email address subsequently notified in writing); (b) notices made to a Bank shall be delivered to the address, fax number or email address of the relevant Bank as set out in SCHEDULE I of this Agreement (or such other address, fax number or email address subsequently notified); (c) monies payable by the Borrower/the Guarantor to the Agent/the Banks under this Agreement, if made by electronic transfer, shall be remitted to the relevant Banks/the Agent by the inter-bank remittance system to the account detailed in SCHEDULE I of this Agreement or detailed below (or such other account subsequently notified in writing). Notices delivered in person shall be deemed duly delivered when so delivered; notices sent by prepaid registered post shall be deemed duly delivered five (5) days after posting; notices sent by fax shall be deemed duly delivered when the written confirmations thereto have been received: notices sent by email shall be deemed duly delivered when no abnormal message of the recipient is received.

14.2.	(a) To Borrower: ASE Technology Holding Co., Ltd

Address: __________________________________

Telephone No.: _____________________________

Fax No. : __________________________________

Contact: ___________________________________

A/C No.:___________________________________

(b) To Guarantor: Advanced Semiconductor Engineering, Inc.

Address: __________________________________

Telephone No.: _____________________________

Fax No. : __________________________________

Contact: ___________________________________

(c) To Agents: (i) Bank of Taiwan

Address: __________________________________

Telephone No.: _____________________________

Fax No. : __________________________________

Contact: ___________________________________

A/C No.:___________________________________

(ii) Mega International Commercial Bank Co., Ltd.

Address: __________________________________

Telephone No.: _____________________________

Fax No. : __________________________________

Contact: ___________________________________

A/C No.:___________________________________

14.3.	Any party that changes its address, telephone number, fax number or remittance account shall immediately notify the Agent and other parties under this Agreement in writing. In the absence of such notice, the change shall not be binding as against the Agent or the other parties of this Agreement.

15.	NON-WAIVER.

The rights and remedies of the Arrangers, the Agent, and the Banks under this Agreement and the related agreements shall be in addition to, and not exclusive of, any rights or remedies which the Agent, any Arranger or any Bank has under the law, and no delay by the Agent, any Arranger or any Bank in exercising any power, privilege or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power, privilege or right preclude other or further exercise thereof or the exercise of any other power, privilege or right.

16.	Others.

16.1.	An amendment or modification to this Agreement shall be made in writing and shall be agreed to by the Borrower, the Guarantor, the Arrangers, the Agent and the Banks; provided, that, amendments relating to those matters which are not directly related to the Borrower or the Guarantor shall require only the consent of the Agent and the Majority Banks and shall be made in writing without the consent of the Borrower (although the Borrower and the Guarantor shall be notified of such amendment in writing).

16.2.	The Banks, the Arrangers and the Agent agree that: for those matters otherwise provided for in this Agreement, or those matters which have been expressly stipulated hereunder, the relevant provisions or stipulations will apply separate such provisions or stipulations, as well as all matters relating to: (a) amendment to the validity period, availability or Commitment Termination Date of this Facility, (b) amendment to the currency, amount, the interest/fee rate or due date of a payment, (c) increase of the Total Commitment under this Agreement, (d) amendment to Article 9 including dismissal of joint responsibility and change of Guarantor, (e) amendment to the definition of “Majority”, (f) amendment to Articles 16.1, 16.2 or 16.3 of this Agreement, or (g) the removal of all or part of the financial ratios (not including the amendments thereof) which shall be subject to the written consent of all of the Banks, all other amendments or modifications to the Agreement, waiver of an Event of Default, or modification to other matters relating to this Agreement may be amended, waived or revised based on the written consent of the Majority Banks (a decision by the Majority Banks in accordance with such provision shall be binding on all of the Banks and the Arrangers).

16.3.	In respect of a waiver, amendment or modification to be made by the written consent of all of the Banks or the Majority Banks, each of the Banks, the Arrangers and the Agent hereby agree and unconditionally authorize the Agent to execute the relevant documents, for and on behalf of all of the Banks, the Arrangers and the Agent, in accordance with the written consent of all of the Banks or the Majority Banks, as applicable (acts of the Agent in accordance with this provision shall be binding on all of the Banks and the Arrangers). For confirmation stipulated in Article 16.5 hereof, each of the Banks hereby authorize Agent to issue confirmation letter on behalf of all relevant Banks and the confirmation letters shall be binding on all of the Banks.

16.4.	This Agreement shall be binding on the assignees or successors of each party to this Agreement, or any other person who assumes or succeeds to the rights or obligations of such party according to law; provided, that the Borrower or the Guarantor may not assign its rights or obligations under this Agreement without the prior written consent of the Agent and all of the Banks.

16.5.	(a) A Bank may at any time with notice to (but without the consent of) the Borrower, the Guarantor, the Agent or any other Bank change its lending office for this Facility, but shall not increase the burden of the Borrow or the Guarantor hereunder.

(b) A Bank may, by prior written notice to the Agent, the Borrower and the Guarantor, assign or transfer its rights and/or obligations hereunder (in form of Exhibit VI Form A hereto for transfer all obligations and Form B for transfer part of the obligations), without the consent of the Agent, the Borrower, the Guarantor or any other Banks; provided, (a) such shall not cause any additional cost to the Borrower and (b) the assignee shall agree in writing to the Agent to be bound by this Agreement. When transferring part of the obligations, the transferee shall perform the transferred obligations, and the transferring Bank shall perform any residual obligations in accordance with this Agreement that was not transferred. However, the claims against the Borrower arising after the transfer shall still be treated as joint and several liabilities as stipulated in Article 5.2.2 of the Facility Agreement.

(c) When A bank transfers its rights and/or obligations hereunder to a third-party, the Borrower and other Banks shall cooperate to issue confirmation letters in form of Exhibit VII to the Agent and shall also assist in executing other relevant documents.

(d) In respect of each such transfer/assignment, the Bank proposing to assign its rights and/or obligations shall pay the Agent a processing fee of NT$100,000 for each assignment, except for the transfer/assignment caused by merger, split, acquisition or other similar situations in accordance with ROC Corporate Mergers and Acquisitions Act or ROC Financial Institutions Merger Act.

16.6.	If a Bank is securitized or merged, split, taken over or other similar circumstances in accordance with ROC Corporate Mergers and Acquisitions Act or ROC Financial Institutions Merger Act to become asset trust or transfer/assign of its rights, the Borrower and the Guarantor agree to let the Bank to give notification in way of public announcement rather than notice, although the Borrower, the Guarantor and the Agent shall be notified or delivered certification of announcement.

16.7.	A Bank may enter into a risk participation agreement with other person(s) in respect of its claim under this Agreement, without being required to notify the Borrower, the Guarantor, the Agent or any other Bank; provided, that such other party may not assert any right of claim against the Borrower, the Guarantor or any other party under this Agreement.

16.8.	For the aforementioned risk participation agreement, the participants who request reference or review the Agreement, waiver, amendments hereof, shall reach out to the corresponding Bank for such material, and the Agent shall have no additional responsibilities in providing such materials.

16.9.	In addition to disclosure of information according to relevant laws and regulations, the Agent and the Bank may from time to time provide contents of this Agreement, or information held by it concerning the Borrower, the Guarantor or the parties related to this Agreement, to its head office, parent, affiliate or an assignee of the rights under this Facility or a person sharing the risks (including potential assignee or participant), the Joint Credit Information Center, a credit assessment institution, a trustee for asset securitization program, a credit rating institution, or other institutions that provides outsourcing services to the Agent or the Banks without consent of the Borrower, the Guarantor or the relevant parties. When disclosing such information, the Agent and the Bank should obligate the information recipient, the party that shares the risks or the outsourcing services provider to bear a comparable duty of confidentiality.

16.10.	The Borrower and the Guarantor understand and acknowledge that communications made by the Agent may be made by email, fax, email or other electronic means which may not be secure or reliable. The Agent will not be liable for any such security or reliability issues. Also, the Agent may, if it deems necessary to do so, monitor, record or retain communications.

16.11.	Each Bank shall inform the Agent of any merger or change of its name or organization structure and, if required by the Agent, shall provide the Agent such legal opinion acceptable to the Agent to prove that its legal capacity remain unchanged. Otherwise, the Bank shall, upon request by Agent, execute and deliver to the Agent, at its own costs, such assignment document transferring rights and obligations to the entity surviving the name change, reorganization or merger.

16.12.	The Borrower and the Guarantor hereby agree (and shall cause their relevant executive officers to agree) that, the Agents and the Banks may collect, process, transfer abroad and use personal data, information recorded in the Joint Credit Information Center and financial service-related information pertaining to the Borrower, the Guarantor and their respective executive officers, in a way and to the extent permitted by applicable laws and directives, for purposes in connection with this Facility. The Borrower and the Guarantor agree to, as requested by the Banks from time to time, execute or obtain additional documents necessary for the Banks to comply with applicable personal data protection requirements. In addition, the Borrower and the Guarantor agree to obtain any necessary consent or document with respect to the aforesaid issues from their respective executive officers (or their successors).

16.13.	The Borrower and the Guarantor agree that, each of the Banks may outsource the debt collection with respect to this Facility to a third party in accordance with “Rules Governing the Internal Operational System and Procedures for Outsourcing Services By the Financial Institutions” promulgated by the competent authority and other relevant laws and regulations.

16.14.	(a) The Borrower and the Guarantor understand that compliance with applicable anti-money laundering (“AML”) and combating the financing of terrorism (“CFT”) laws and regulations (collectively, “AML & CFT Compliance”) is the responsibility of each Bank, and agree to promptly upon the request of any Bank supply such documentation (including originals and certified true copy) as is reasonably requested by any Bank in order for such Bank to carry out and be satisfied with the results of all AML & CFT Compliance or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated hereby. Other than specified by applicable laws or regulations, the Agent shall not be responsible for any Bank's AML Compliance and will not provide any such documentation.

(b) The Banks may disclose to any relevant tax authority the information or materials of the Borrower or the Guarantor in respect of this Agreement or make any other necessary disclosure after giving notice to the Borrower or the Guarantor.

16.15.	As far as the Borrower and the Grantor know, neither the Borrower nor the Guarantor is FATCA FFI or US taxpayer, nor will the payment hereunder be withheld by FATCA. The Borrower or the Guarantor shall immediately inform the Agent if it knows to become, or may become a FATCA FFI or US taxpayer.

17.	GOVERNING LAW.

This Agreement shall be governed by the laws of the ROC. Any matters not fully stipulated within this Agreement shall be in accordance with relevant laws of the ROC.

18.	JURISDICTION.

All of the parties hereto agree that with respect to litigation in connection with this Agreement, the Taipei District Court of Taiwan shall have jurisdiction as the court in the first instance; provided, that this article does not preclude any rights of the Agent or the Banks to undertake any other legal proceedings against the Borrower in any other courts or any other jurisdiction in pursuit of repayment.

19.	PLACE OF CONTRACT PERFORMANCE.

Unless otherwise provided herein, the place of contract performance hereof shall be the place where the Agent resides.

20.	EU BAIL-IN ACTIONS.

20.1.	The Parties hereto acknowledge and accept that:

(a)	Any Bank organized and incorporated in a Member State of European Economic Area (“EU Bank”) is subject to regulation by EU Supervisory Authorities (see definition below) and applicable laws and directives enacted by the Supervisory Authorities. According to Article 55 of Directive 2014/59/EU and regulations and orders related thereto, if an EU Bank faces financial problems and lack of capability to perform contractual obligations, Supervisory Authorities are authorized to exercise the Write-down and Conversion Powers, and take Bail-in Actions (see definition below) including without limitation to:

i.	reduce all or a portion of the EU Bank’s liabilities both in terms of principal and interest;

ii.	convert all or a portion of the liabilities into the EU Bank’s equity shares or vouchers exchangeable for shares;

iii.	cancel such liabilities, and/or

iv.	amend relevant debt agreements to the extent necessary to effect the Bail-in Actions.

(b)	The Bail-in Actions taken by Supervisory Authorities shall have binding effect to all counterparties of such EU Bank, and have priority over relevant agreements between the EU Bank and any counterparty.

(c)	For the purpose of the foregoing:

i.	“Member States of European Economic Area” refer to all EU member states, Iceland, Liechtenstein and Norway.

ii.	“Supervisory Authorities” refer to authorities that are authorized to exercise the Write-down and Conversion Powers under Article 55 of Directive 2014/59/EU and regulations and orders related thereto.

iii.	“Bail-in Actions” refer to measures taken by competent Supervisory Authorities by exercising the Write-down and Conversion Powers.

iv.	“Write-down and Conversion Powers” are specified in relevant mechanisms/schemes and directives concerning debt troubles of financial institutions issued by EU member states in accordance with Article 55 of Directive 2014/59/EU and regulations and orders related thereto.

20.2.	The Borrower, the Guarantor and other Parties hereto have acknowledged the Article 20.1 above and agree that this Agreement is subject to such Bail-in Actions.

[Signature pages, translation omitted]

Schedule I

1.	Arrangers

Bank of Taiwan

Mega International Commercial Bank Co., Ltd.

DBS Bank Limited Taipei Branch (Singapore)

Chinatrust Commercial Bank Co., Ltd.

Taipei Fubon Commercial Bank Co., Ltd.

Cathay United Bank Co., Ltd.

Standard Chartered Bank (Hong Kong) Limited

Hongkong and Shanghai Banking Corporation Limited, Taipei Branch (Hong Kong)

Citibank Taiwan Ltd.

Bank of China Taipei Branch (mainland China)

Bank of Communications Taipei Branch (mainland China)

Bank of Tokyo-Mitsubishi UFJ, Taipei Branch (Japan)

Crédit Agricole Corporate and Investment Bank S.A., Taipei Branch (France)

China Construction Bank Corporation, Taipei Branch

Oversea-Chinese Banking Corporation Limited, Taipei Branch (Singapore)

Sumitomo Mitsui Banking Corporation, Taipei Branch (Japan)

Taiwan Cooperative Bank Co., Ltd.

First Commercial Bank, Ltd.

Hua Nan Commercial Bank, Ltd.

Chang Hwa Commercial Bank, Ltd.

Bank Sinopac Ltd.

E.Sun Commercial Bank, Ltd.

Bank of East Asia Limited, Taipei Branch (Hong Kong)

BNP Paribas Taipei Branch (France)

Land Bank of Taiwan Co., Ltd.

Shanghai Commercial & Savings Bank, Ltd.

Yuanta Commercial Bank Co., Ltd.

Taishin International Bank Co., Ltd.

2. Banks, Commitment and Commitment Ratio

(NT Dollars)

Banks	Commitment	Commitment Ratio
Bank of Taiwan	4,600,000,000	46/900
Mega International Commercial Bank Co., Ltd.	4,300,000,000	43/900
DBS Bank Limited Taipei Branch (Singapore)	4,200,000,000	42/900
Chinatrust Commercial Bank Co., Ltd.	4,100,000,000	41/900
Taipei Fubon Commercial Bank Co., Ltd.	4,000,000,000	40/900
Cathay United Bank Co., Ltd.	4,000,000,000	40/900
Standard Chartered Bank, Taipei Branch (the UK)	3,500,000,000	35/900
HSBC Taipei Branch (Hong Kong)	2,200,000,000	22/900
HSBC Bank (Taiwan) Limited	800,000,000	8/900
Citibank Taiwan Ltd.	2,800,000,000	28/900
Bank of China Taipei Branch (mainland China)	2,800,000,000	28/900
Bank of Communications Taipei Branch (mainland China)	2,800,000,000	28/900
Bank of Tokyo-Mitsubishi UFJ, Taipei Branch (Japan)	2,800,000,000	28/900
Crédit Agricole Corporate and Investment Bank S.A., Taipei Branch (France)	2,800,000,000	28/900
China Construction Bank Corporation, Taipei Branch	2,800,000,000	28/900
Oversea-Chinese Banking Corporation Limited, Taipei Branch (Singapore)	2,800,000,000	28/900
Sumitomo Mitsui Banking Corporation, Taipei Branch (Japan)	2,800,000,000	28/900
Taiwan Cooperative Bank Co., Ltd.	2,800,000,000	28/900
First Commercial Bank, Ltd.	2,800,000,000	28/900
Hua Nan Commercial Bank, Ltd.	2,800,000,000	28/900
Chang Hwa Commercial Bank, Ltd.	2,500,000,000	25/900
Bank Sinopac Ltd.	2,400,000,000	24/900
E.Sun Commercial Bank, Ltd.	2,100,000,000	21/900
Bank of East Asia Limited, Taipei Branch (Hong Kong)	2,000,000,000	20/900
BNP Paribas Taipei Branch (France)	2,000,000,000	20/900

Land Bank of Taiwan Co., Ltd.	2,000,000,000	20/900
Shanghai Commercial & Savings Bank, Ltd.	1,900,000,000	19/900
Yuanta Commercial Bank Co., Ltd.	1,900,000,000	19/900
Taishin International Bank Co., Ltd.	1,900,000,000	19/900
O-Bank	1,400,000,000	14/900
KGI Bank	1,200,000,000	12/900
Taiwan Business Bank, Ltd.	1,100,000,000	11/900
Taiwan Shin Kong Commercial Bank Co., Ltd.	1,000,000,000	10/900
Far Eastern International Bank	1,000,000,000	10/900
ANZ Bank (Taiwan) Ltd.	800,000,000	8/900
Entie Commercial Bank	700,000,000	7/900
Agricultural Bank of Taiwan	600,000,000	6/900
Bangkok Bank	500,000,000	5/900
Taichung Commercial Bank Co., Ltd.	500,000,000	5/900
Total	90,000,000,000

[Schedule I-C, translation omitted]

 [Exhibits I-VII, translation omitted]